Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
August 1, 2006	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-to-Date and
Second Quarter Results and Payment of a Cash Dividend

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the six months ended June 30, 2006. Net income for the six months was $1.7 million, up $76,000 or 4.58% over the same period in 2005. Net interest income increased by $314,000 or 5.39% over 2005, while non-interest income was up $273,000 or 25.0%. The allocation for loan loss reserves through June 30, 2006 was $400,000, an increase of $100,000 over the same period in 2005. Other expenses increased by $224,000 or 5.44% for the six months and $51,000 or 2.46% for the quarter over the same periods in 2005. Net income for the three months ended June 30, 2006 was $828,000, $65,000 less than the same period in 2005 primarily due to an additional $125,000 allocation to loan loss reserves in 2006.

LSB President and CEO Randolph F. Williams stated, “We are pleased with the second quarter results. While the flattened yield curve represents an industry-wide challenge, we are proud of our ability to improve the margin. The growth in net interest income reflects a team effort to produce profitable loans and fund them as cost effectively as possible. Increasing non-interest income while keeping expenses under control completes the equation which we believe will prove to be an effective strategy for generating a good return for our shareholders. We are also making progress in working through the problem loans that developed during the economic downturn of the last few years. Our efforts are taking place as the local economy is primed for the growth that will be generated from the new Camry production at Subaru and the new regional medical centers planned for the community. We are excited about our prospects going forward.”

Mr. Williams further stated, “We believe one of the reasons for our success is having a local board of directors, local decision making and local account servicing which in turn makes us more responsive to our customers’ needs. We also believe the time and money we invest in our community shows how seriously we take our responsibility as a community bank. This focus has proved to be successful not just for the bank and the community but for shareholders as well.”

Further, the Company announced today that it will pay a quarterly cash dividend of $0.17 per share to shareholders of record as of the close of business on August 4, 2006, with a payment date of September 1, 2006.

The closing price of LSB stock on July 31, 2006 was $27.23 per share as reported by the Nasdaq National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
	Six months ended June 30, 2006	Year ended December 31, 2005
Selected balance sheet data:
Cash and due from banks	$1,482	$1,697
Short-term investments	7,377	7,687
Securities available-for-sale	12,401	11,611
Loans held for sale	632	---
Net portfolio loans	323,325	330,971
Allowance for loan losses	2,731	2,852
Premises and equipment, net	6,717	6,813
Federal Home Loan Bank stock, at cost	4,197	4,197
Bank owned life insurance	5,270	2,715
Other assets	7,726	6,973
Total assets	369,127	372,664

Deposits	260,451	265,993
Advances from Federal Home Loan Bank	73,033	72,033
Other liabilities	1,982	1,817

Shareholders’ equity	33,661	32,821
Book value per share	$22.04	$21.32
Equity / assets	9.12%	8.81%
Total shares outstanding	1,531,458	1,547,806

Asset quality data:
Non-accruing loans	$7,292	$8,432
Loans past due 90 days still on accrual	281	127
Other real estate / assets owned	2,854	2,004
Total non-performing assets	10,427	10,563
Non-performing loans / total loans	2.32%	2.56%
Non-performing assets / total assets	2.82%	2.83%
Allowance for loan losses / non-performing loans	36.06%	33.32%
Allowance for loan losses / non-performing assets	26.19%	27.00%
Allowance for loan losses / total loans	0.84%	0.85%
Loans charged off (six months-to-date and year-to-date, respectively)	$558	$492
Recoveries on loans previously charged off	38	49

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Selected operating data:
Total interest income	$5,724	$5,299	$11,510	$10,421
Total interest expense	2,704	2,348	5,368	4,593
Net interest income	3,020	2,951	6,142	5,828
Provision for loan losses	250	125	400	300
Net interest income after provision	2,770	2,826	5,742	5,528
Non-interest income:
Deposit account service charges	449	281	873	487
Gain on sale of mortgage loans	58	108	109	173
Gain on sale of securities	0	0	0	0
Other non-interest income	195	218	382	431
Total non-interest income	702	607	1,364	1,091
Non-interest expense:
Salaries and benefits	1,143	1,096	2,430	2,288
Occupancy and equipment, net	291	265	580	541
Computer service	104	127	202	226
Advertising	72	109	129	150
Other	514	476	999	911
Total non-interest expense	2,124	2,073	4,340	4,116
Income before income taxes	1,348	1,360	2,766	2,503
Income tax expense	520	467	1,030	843
Net income	828	893	1,736	1,660

Weighted average number of diluted shares	1,555,563	1,552,071	1,551,012	1,546,905
Diluted earnings per share	$0.53	$0.57	$1.12	$1.08

Return on average equity	9.89%	11.27%	10.39%	10.60%
Return on average assets	0.90%	0.97%	0.94%	0.91%
Average earning assets	$347,086	$351,522	$350,910	$348,266
Net interest margin	3.48%	3.36%	3.50%	3.35%
Efficiency ratio	61.18%	60.38%	61.08%	62.18%